Exhibit 10.2
ENERSYS
AWARD AGREEMENT FOR EMPLOYEES –
EPS PERFORMANCE SHARE UNITS
UNDER THE 2017 EQUITY INCENTIVE PLAN
THIS AWARD AGREEMENT FOR EMPLOYEES – EPS PERFORMANCE SHARE UNITS (this “Agreement”), dated as of __________is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).
BACKGROUND
A. The Participant is currently an employee of the Company or one of its Subsidiaries.
B. The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting Performance Share Units, a form of a Restricted Stock Unit under the Plan (the “Performance Share Units”), to the Participant.
C. This grant of Performance Share Units is (i) made pursuant to the EnerSys 2017 Equity Incentive Plan (as amended from time to time, the “Plan”); (ii) made subject to the terms and conditions of this Agreement; and (iii) not employment compensation nor an employment right and is made in the sole discretion of the Compensation Committee.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Performance Share Units shall be subject to the Plan. The terms of the Plan, the Background provisions of this Agreement and Appendix A are hereby incorporated into this Agreement by reference and made a part hereof as if set forth in their entirety in this Section 1. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern.
2.     Grant of Performance Share Units.
(a)     Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of Performance Share Units specified on the signature page of this Agreement. The Company shall credit to a bookkeeping account maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit, the number of Performance Share Units granted hereunder, each of which shall be deemed to be the equivalent of one share of the Company’s Common Stock.
(b)     If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a number of additional Performance Share Units shall be credited to the Participant as of the payment date for such dividend or distribution equal to the result of dividing (i) the product of the total number of Performance Share Units credited to the Participant as of the record date for such dividend or distribution (other than previously settled or forfeited Performance Share Units) times the per share amount of such dividend or distribution, by (ii) the Fair Market Value of one share of Common Stock as of the record date for such dividend or distribution. Any Performance Share Units credited to the Participant under this subsection shall: (A) be or become vested or forfeited (as appropriate) to the same extent as the underlying Performance Share Unit, (B) be settled as provided under Section 3(d) for such underlying Performance Share Unit, and (C) be subject to the EPS Performance Multiplier (as hereinafter defined) that applies to such underlying Performance Share Unit.
(c)     If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional Performance Share Units shall be credited to the Participant as of the payment date for such dividend or distribution or forward split equal to (i) the number of Performance Share Units credited to the Participant as of the record date for such dividend or distribution or split (other than previously settled or forfeited Performance Share Units), multiplied by (ii) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock. Any Performance Share Units credited to the Participant under this subsection shall: (A) be or become vested or forfeited (as appropriate) to the same extent as the underlying Performance Share Unit, (B) be settled as provided under Section 3(d) for such underlying Performance Share Unit, and (C) be subject to the EPS Performance Multiplier that applies to such underlying Performance Share Unit.
3.     Terms and Conditions.
(a)     Vesting and Number Earned. All of the Performance Share Units shall initially be unvested. The Performance Share Units shall be subject to the restrictions and conditions set forth herein. Except as otherwise provided in this Section 3, the vesting of the Performance Share Units is conditioned upon the Participant remaining continuously employed by the Company or a Subsidiary following the Date of Grant (as specified on the signature page of this Agreement) until the third (3rd) anniversary of the Date of Grant (the “Vesting Date”) with such three-year period, the “Vesting Period”.
(i)     Subject to Sections 3(a)(iii), 3(a)(iv), 3(a)(v), 3(a)(vi), 3(b) and 3(c), the number of Performance Share Units that shall vest and become non‑forfeitable (the “Earned Performance Share Units”) shall equal the product of (A) the number of Performance Share Units granted to the Participant pursuant to this Agreement (as such number of Performance Share Units may be adjusted from time-to-time as provided in this Agreement or in the Plan) and (B) the EPS Performance Multiplier set forth in the chart below based on the Company’s

Cumulative Adjusted EPS for the Performance Period (as each such term is defined below); provided, however, that in no event shall the EPS Performance Multiplier exceed two hundred percent (200%):

EPS Performance Multiplier
Maximum (goal = 120% of Target Cumulative Adjusted EPS)	200%
Target Cumulative Adjusted EPS	100%
Threshold (goal = 80% of Target Cumulative Adjusted EPS)	50%
Below threshold	0%

(ii)     The EPS Performance Multiplier will be interpolated on a linear basis between the levels stated in the chart above. For example, if the Cumulative Adjusted EPS for the Performance Period were the 110% of Target, then the EPS Performance Multiplier would be 150%. Any Performance Share Units that do not vest based on the performance requirements set forth in this Section 3(a) (and which have not previously terminated pursuant to the terms of this Agreement) will automatically terminate as of the Vesting Date. The number of Earned Performance Share Units that vest based on performance will be determined by the Compensation Committee following the end of the Performance Period and payment of vested Earned Performance Share Units will be made in the period provided for in Section 3(d). Any such determination by the Compensation Committee (including, but not limited to, a determination to reduce the number of Earned Performance Share Units that vest) shall be final and binding.
For purposes of the Award, the following definitions shall apply:
“Cumulative Adjusted EPS” means the sum of the Adjusted EPS for each fiscal year in Performance Period.
“Adjusted EPS” means, for each fiscal year in the Performance Period, a dollar amount equal to Adjusted Net Income for such fiscal year divided by Diluted Weighted Average Common Shares Outstanding for such fiscal year.
“Adjusted Net Income” means, determined cumulatively for the Performance Period, Net Income (as reported in the audited financial statements of the Company for the years ending during the Performance Period), excluding the following extraordinary items as determined by the Compensation Committee: merger and acquisition-related costs, an acquisition’s operating results in the fiscal year in which the acquisition is completed, gains and losses on divestitures and sales of certain assets, changes in accounting standards, changes in tax laws, restructuring charges, goodwill and intangible asset impairment charges, legal settlements, and foreign exchange rate fluctuations.
“Diluted Weighted Average Common Shares Outstanding” means such amount as determined on the last day of each fiscal year in the Performance Period (as set forth in the audited financial statements included in the Company’s Annual Report on Form 10-K with respect to the relevant fiscal year), less any shares of Common Stock or securities convertible into, derivative of, Common Stock issued, during such fiscal year in the Performance Period, as consideration in connection with any merger, acquisition, or other transaction by the Company, calculated on weighted average shares outstanding basis using the same methodology set forth in the audited financial statements included in the Company’s Annual Report on Form 10-K with respect to the relevant fiscal year.
“Performance Period” means the period commencing April 1, 2019 and ending March 31, 2022.
“Target Cumulative Adjusted EPS” means the dollar amount set forth on the signature page
(iii)     Any Performance Share Units that fail to vest because the employment condition is not satisfied shall be forfeited, subject to the special provisions set forth in Sections 3(a)(iv) through 3(a)(vi).
(iv)     In the event of a Change in Control prior to the Vesting Date where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the Performance Share Units shall immediately become vested. Any Performance Share Unit that vests as a result of a Change in Control under this subsection shall vest based on Cumulative EPS as of the date of such Change in Control with the EPS Performance Multiplier determined by the Compensation Committee. For purposes of this Section 3(a)(iv) and any acceleration of the Performance Share Units upon a Change in Control, a Change in Control shall be deemed to occur only if, in addition to the requirements set forth in the Plan, the Change in Control also meets the requirements of IRS Reg. §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes thereunder.
(v)     (A) If the Participant’s employment terminates due to death or Permanent Disability, or (B) if, on or within two years after a Change in Control (other than a Change in Control described in Section 3(a)(iv)), the Participant (x) terminates employment for Good Reason, or (y) is terminated by the Company without Cause, Performance Share Units not previously vested shall immediately become vested based on Cumulative EPS as of the date of such termination of employment with the EPS Performance Multiplier determined by the Compensation Committee (provided, however, that in the event of a Change in Control under this subsection, the Cumulative EPS shall be determined as of the Change in Control with the EPS Performance Multiplier determined by the Compensation Committee).

(vi)     In the event of the Participant’s Retirement, the Compensation Committee may determine, in its sole discretion, whether and the manner in which Performance Share Units not previously vested (or any portion thereof) shall be vested and be settled pursuant to Section 3(d) subject to actual performance results. In the absence of Compensation Committee action, upon such Retirement, the Performance Share Units which have not vested as of the date of such termination shall vest pro-rata as of the date of the Participant’s Retirement; provided, however, that such Performance Share Units shall be subject to the restrictions on transfer contained in Section 3(b). All such Performance Share Units which shall not have vested as a result of such Retirement shall be immediately and automatically forfeited without consideration of any kind and to the extent that the date the Participant first becomes eligible for Retirement and the Settlement Date (as hereinafter defined) are in different tax years, any amount payable under this subsection shall constitute the payment of nonqualified deferred compensation, subject to the requirements of Code Section 409A unless an exemption under the treasury regulations is available.
The number of Performance Share Units vesting pro-rata upon Retirement (absent action to the contrary by the Compensation Committee) described in the penultimate sentence of the foregoing paragraph of this Section 3(a)(vi) shall be calculated by multiplying (A) the quotient obtained by dividing the number of completed months that the Participant was employed by the Company or one of its Subsidiaries during the Vesting Period by the number of months during the Vesting Period, by (B) the total number of Performance Share Units awarded (rounding up to the nearest whole number). The number of Earned Performance Share Units upon Retirement shall be determined as of the end of the Performance Period and be based on the EPS Performance Multiplier for the Performance Period.
(b)     Restrictions on Transfer. Until the earlier of (i) the Settlement Date (as hereinafter defined), (ii) the date of a Change in Control described in Section 3(a)(iv), and (iii) the date of a termination of employment described in Section 3(a)(v), or as otherwise provided in the Plan, no transfer of the Performance Share Units or any of the Participant’s rights with respect to the Performance Share Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Compensation Committee determines otherwise, upon any attempt to transfer any Performance Share Unit or any rights in respect of any Performance Share Units before the earlier of the Settlement Date, the date of a Change in Control described in Section 3(a)(iv), and the date of a termination of employment described in Section 3(a)(v), or as otherwise provided in the Plan, such Performance Share Unit, and all of the rights related to such Performance Share Unit, shall be immediately and automatically forfeited by the Participant without consideration of any kind.
(c)     Forfeiture. Upon termination of the Participant’s employment with the Company or a Subsidiary for any reason other than one of the reasons set forth in subsections (v) and (vi) of Section 3(a), the Participant shall forfeit any and all Performance Share Units which have not vested as of the date of such termination and such units shall revert to the Company without consideration of any kind.

(d)     Settlement. Earned Performance Share Units not previously forfeited shall be settled on the earlier of (i) the Settlement Date, (ii) the date of a Change in Control described in Section 3(a)(iv), (iii) the date of a termination of employment due to death or Permanent Disability, and (iv) the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(v), by delivery of one share of Common Stock for each Earned Performance Share Unit being settled or, if determined by the Compensation Committee in its sole discretion, by a payment of cash equal to the Fair Market Value of one share of Common Stock for each Earned Performance Share Unit being settled. If the Participant dies following a Retirement described in Section 3(a)(vi) prior to the Vesting Date, in such case, the Company shall deliver one share of Common Stock for each Earned Performance Share Unit not previously forfeited and being settled or, if determined by the Compensation Committee in its sole discretion, by a payment of cash equal to the Fair Market Value of one share of Common Stock for each Earned Performance Share Unit being settled to the Participant’s estate (or beneficiary) upon his or her death. The “Settlement Date” shall be the first anniversary of the Vesting Date.
4.     Noncompetition. The Participant agrees with the Company that, for as long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 4) following a termination of such employment, the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business in the Americas, Europe, Middle East or Asia, or in any other geographic area throughout the world (a) in which the Company or any of its Subsidiaries has engaged in any of the activities that comprise a Competing Business during the Participant’s employment, or (b) in which the Participant has knowledge of the Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, in any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 4 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment. This Section 4 will not be violated, however, by the Participant’s investment of up to US$100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. The restrictions of this Section 4 shall also apply during any continued settlement period after Retirement described in Section 3(a)(vi).
5.     Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 5) following a termination of such employment, the Participant shall not engage in any Wrongful Solicitation.

The restrictions of this Section 5 shall also apply during any continued settlement period after Retirement described in Section 3(a)(vi).
6.     Confidentiality; Specific Performance.
(a)     The Participant agrees with the Company that the Participant shall not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 6. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.
(b)     The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.
(c)     The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 6, or Section 4 or 5 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond (or other security other than any mandatory minimum or nominal bond or security), shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.
7.     Taxes.
(a)     This Section 7(a) applies only to (i) all Participants who are U.S. employees, and (ii) to those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Performance Share Units. Such Participant shall pay to the Company or a designated Subsidiary, promptly upon request, and in any event at the time the Participant recognizes taxable income, or withholding of employment taxes is required, with respect to the Performance Share Units, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Performance Share Units. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, in accordance with rules and regulations promulgated by the Compensation Committee, by delivering already owned unrestricted shares of Common Stock or by having the Company withhold a number of shares of Common Stock in which the Participant would otherwise become vested under this Agreement, in each case, having a value equal to the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.
(b)     The Participant acknowledges that the tax laws and regulations and financial accounting principles and guidance applicable to the Performance Share Units and the disposition of the shares following the settlement of Performance Share Units are complex and subject to change.
8.     Securities Laws Requirements. The Company shall not be obligated to transfer any shares following the settlement of Performance Share Units to the Participant free of a restrictive legend if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).
9.     No Obligation to Register. The Company shall be under no obligation to register any shares as a result of the settlement of the Performance Share Units pursuant to the Securities Act or any other federal or state securities laws.
10.     Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Performance Share Units granted under this Agreement or any shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.
11.     Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Share Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of Performance Share Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.
12.     Rights as a Stockholder. The Participant shall not possess the right to vote the shares underlying the Performance Share Units until the Performance Share Units have been settled in accordance with the provisions of this Agreement and the Plan.
13.     Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Sections 4-7, 13, 14, 16, 18-21 and 23 shall expressly survive the forfeiture of the Performance Share Units and the termination of this Agreement.
14.     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth on the signature page of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
15.     Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16.     Authority of the Administrator. The Compensation Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement, including, but not limited to, making all determinations regarding eligibility, vesting, forfeiture and the calculation of the number of Performance Share Units awarded or credited under this Agreement. The determination of the Compensation Committee as to any such matter of interpretation, construction or calculation shall be final, binding and conclusive.
17.     Representations. The Participant has reviewed with his or her own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
18.     Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.
19.     Entire Agreement; Language; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and may be translated into one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA.
20.     Severability; Judicial Reformation. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
21.     Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but (unless otherwise provided under Section 18 of the Plan) no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 4 conflict with any prior agreement between the parties related to such subject matter, the terms of Section 4, to the extent more restrictive, shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
22.     Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the Performance Share Units subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.
23.     Miscellaneous.
(a)     No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor this Agreement, or any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.
(b)     No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
(c)     Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Company (including any person or entity which acquires all or substantially all of the assets of the Company).
(d)     Adjustments. The Performance Share Units shall be adjusted or terminated as contemplated by Section 16(a) of the Plan, including, in the discretion of the Compensation Committee, rounding to the nearest whole number of Performance Share Units or shares of Common Stock, as applicable.

(e)     Clawback Policy. The Performance Share Units and any cash or shares of Common Stock delivered in settlement of the Performance Share Units shall be subject to the terms of the clawback policy adopted by the Board of Directors (as such policy may be amended from time-to-time).
24.     Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A‑1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant's “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant's death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
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THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE USE AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.
ENERSYS

By:
Name:    David M. Shaffer
Title:    President & Chief Executive Officer

PARTICIPANT

By:
Name:
Address:

Date of Grant: __________________

Number of Performance Share Units: _______________

Target Cumulative Adjusted EPS: $______________________

Appendix A
to
Award Agreement for Employees – EPS Performance Share Units
Under the 2017 Equity Incentive Plan
This Appendix A contains supplemental terms and conditions for awards of Performance Share Units (“PSUs”) granted as of the Date of Grant set forth in the Agreement under the EnerSys 2017 Equity Incentive Plan to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States.
The Participant has also received the Agreement applicable to the Award set forth therein. The Agreement, together with this Appendix A and the Plan are the terms and conditions of the grant of PSUs set forth in the Agreement. To the extent that this Appendix A amends, deletes or supplements any terms of the Agreement, this Appendix A shall control. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.
Section I of this Appendix A contains special terms and conditions that govern the PSUs outside of the United States. Section II of this Appendix A contains special terms and conditions that govern the PSUs in all countries, excluding France, Germany, Italy, Netherlands, Poland and the United Kingdom. Section III of this Appendix A contains special terms and conditions that govern the PSUs in France, Germany, Italy, Netherlands, Poland and the United Kingdom. Section IV of this Appendix A includes special terms and conditions in the specific countries listed therein.
This Appendix A may also include information regarding exchange controls, taxation of awards and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning PSUs in effect as of July 30, 2018. Such laws are often complex and change frequently; the information may be out of date at the time the Participant vests in the PSUs or sell shares acquired under the Plan. As a result, the Company strongly recommends that the Participant should not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan.
In addition, this Appendix A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to the Participant’s particular situation and the Company does not assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to the Participant’s specific situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.

Section I.     All Countries Outside the United States

1.	Nature of Grant. In accepting the Award, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted repeatedly in the past;
(c)all decisions with respect to future grants, if any, will be at the sole discretion of Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the PSUs and the underlying shares of Common Stock subject to the PSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary or Affiliate, and which is outside the scope of the Participant’s employment contract, if any;
(f)the PSUs and the underlying shares of Common Stock subject to the PSUs are not intended to replace any pension rights, if any, or compensation;
(g)the PSUs and the underlying shares of Common Stock subject to the PSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or Affiliate;
(h)the grant of the PSUs and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;
(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)if the Participant obtains shares of Common Stock upon settlement of the Participant’s PSUs, the value of those shares acquired may increase or decrease in value;
(k)in consideration of the grant of the PSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of the Participant’s employment with the Company or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company, the Subsidiaries and the Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant will be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;
(l)in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to vest in the PSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Compensation Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Participant’s Award;
(m)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Common Stock;
(n)the Participant is hereby advised to consult with the Participant’s personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;
(o)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(p)neither the Company, any Subsidiary nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any shares acquired upon settlement.

2.	Payment of Taxes. The following provisions supplement Section 7 of the Agreement entitled “Taxes.”
(a)Regardless of any action the Company or the Subsidiary/Affiliate that employs the Participant (the “Employer”) takes with respect to any or all income tax, the Participant’s portion of social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.
(b)The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the PSUs, the issuance of shares of Common Stock upon vesting/settlement of the PSUs, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
(c)Further, if the Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(d)The Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding in shares of Common Stock to be issued or cash distributed upon vesting/settlement of the PSUs; (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (3) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).
(e)To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant shall be deemed to have been issued the full number of shares of Common Stock subject to the vested PSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

(f)The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with this obligation.

3.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country of residence (and country of employment, if different), the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., PSUs) under the Plan during such times as the Participant is considered to have “inside information” (as defined by the laws in the applicable country). The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Participant personally is responsible for ensuring compliance with any applicable restrictions and should consult with the Participant’s personal legal advisor for additional information about any applicable restrictions and the Participant’s obligations.

4.
Foreign Asset/Account and Exchange Control Reporting. The Participant’s country of residence (and country of employment, if different) may have certain exchange controls and foreign asset and/or account reporting requirements which may affect the Participant’s ability to purchase or hold shares of Common Stock under the Plan or receive cash from the Participant’s participation in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country of residence (and country of employment, if different). The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country of residence (and country of employment, if different). Further, the Participant may be required to repatriate the shares of Common Stock or proceeds acquired as a result of participating in the Plan to the Participant’s country of residence (and country of employment, if different) through a designated bank/broker and/or within a certain time. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.

Section II.	All Countries Excluding France, Germany, Italy, Netherlands, Poland and United Kingdom
Data Privacy Consent.
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan (“Data”).
I understand that the Company and the employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, email address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan.
I understand that Data will be transferred to a third party plan administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the third party administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the Award or other awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Section III.	France, Germany, Italy, Netherlands, Poland and United Kingdom
Data Privacy Notice.
You are hereby notified of the collection, use and transfer outside of the European Economic Area, as described in this Agreement, in electronic or other form, of your Personal Data (defined below) by and among, as applicable, the Company and certain of its Subsidiaries and/or Affiliates for the purpose of performing and satisfying its contractual obligations under the Agreement and for the necessary, exclusive and legitimate purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
You understand that providing the Company with this Personal Data is necessary for the performance of this Agreement and that your refusal to provide the Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. Your Personal Data shall be accessible within the Company only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of this Agreement.
The Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time and without cost, contact the EnerSys Legal Department at legal@enersys.com to enforce your rights under the data protection laws in your country, which may include the right to (i) request access to or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in your country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.
The Company provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to data transfer agreements (which include model contractual clauses) entered into between the Company and its Subsidiaries and Affiliates within the European Union.
Further, you are hereby notified that the Company and certain of its Subsidiaries and/or Affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan. When transferring Personal Data to these recipients, the Company and its Subsidiaries and/or

Affiliates, as applicable, will provide appropriate safeguards in accordance with the data transfer agreements entered into between these parties.
The Company or its Subsidiaries or Affiliates may each further transfer Personal Data to Solium Capital LLC and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Personal Data with such other provider(s) serving in a similar manner. Solium Captial LLC is based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. Nonetheless, your Personal Data will be transferred to Solium Capital LLC for the exclusive purpose of administering your participation in the Plan. The Company's legal basis, where required, for the transfer of Personal Data to Solium Capital LLC is that such transfer is necessary for the purpose of performing and satisfying its contractual obligations under the Agreement.
Finally, you may choose to opt out of allowing the Company to share your Personal Data with Solium Capital LLC and others as described above, although execution of such choice may mean the Company cannot grant awards under the Plan to you. Please consult your local human resources representative, Privacy Champion, Data Protection Officer (if applicable), or the Legal Department, if you have any questions or comments concerning this choice and the processing of your data.

Section IV.     Country-Specific Provisions
Argentina
Securities Law Information. Neither the PSUs nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores or “CNV”). The offer is private and not subject to the supervision of any Argentine governmental authority. Neither this nor any other offering material related to the PSUs or the underlying shares of Common Stock may be utilized in connection with any general offering to the public in Argentina. Argentine residents who acquire PSUs under the Plan do so according to the terms of a private offering made from outside Argentina.
Australia
Compliance with Law. Notwithstanding anything to the contrary in the Agreement or the Plan, the Participant shall not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (the “Act”), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.
Australian Offer Document. The PSUs are granted pursuant to the Australian Offer Document and the grant is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order 14/1000. Participation in the Plan and the PSUs granted under the Plan are subject to the terms and conditions stated in the Australian Offer Document, in addition to the Plan and the Agreement.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transactions will file the report on the Participant’s behalf. If an Australian bank is not involved in the transfer, the Participant personally will have to file the report. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
Canada
PSUs Payable Only in Shares. Notwithstanding anything in the Agreement or the Plan to the contrary, the Participant’s PSUs shall be settled in shares of Common Stock only (and many not be settled in cash).

Securities Law Notification. The Participant is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such shares takes place outside of Canada through the facilities of a national securities exchange on which the shares are listed (i.e., The New York Stock Exchange).
English Language Consent for Participants in Quebec. To the extent the Participant resides in Quebec, the parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Plan, Agreement and Appendix A»), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy Consent. The following provision supplements Section II of this Appendix A.
You hereby authorize the Company or the Company’s representatives to discuss with and obtain all relevant information regarding your participation in the Plan from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Subsidiary or Affiliate of the Company and the Compensation Committee to disclose and discuss your participation in the Plan with their advisors. You further authorize the Company and any Subsidiary or Affiliate of the Company to record such information and to keep such information in your file.
Foreign Asset/Account Reporting Information. Foreign property, including shares of Common Stock and other rights to receive shares of Common Stock (e.g., PSUs), of a non-Canadian company held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement), if the total cost of the Participant’s foreign assets exceeds C$100,000 at any time during the year. The PSUs must be reported, generally at nil cost, if the C$100,000 threshold is exceeded because of other foreign property the Participant holds. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of such shares, ordinarily equal to the Fair Market Value of the shares at the time of acquisition, but if the Participant owns other shares of Common Stock, the ACB may have to be averaged with the ACB of the other shares. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
China
PSUs Payable Only in Cash. Notwithstanding anything in the Agreement or the Plan to the contrary, any Earned PSUs shall be settled solely by means of a cash payment made directly to the Participant by the Affiliate in China that employs the Participant. The grant of PSUs does not provide any right for the Participant to receive shares of Common Stock.
France

Nature of PSUs. The PSUs are not granted under the French specific regime provided by Articles L. 225-197-1 to L. 225-197-6 of the French commercial code.
English Language Consent. The parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Plan, Agreement and Appendix A»), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
Germany
Exchange Control Information. Cross-border payments in connection with the purchase or sale of securities in excess of EUR 12,500 must be reported monthly by accessing the electronic General Statistics Reporting Portal (Allgemeines Meldeportal Statistik) via the Bundesbank’s website (www.bundesbank.de). The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
India
PSUs Payable Only in Cash. Notwithstanding anything in the Agreement or the Plan to the contrary, any Earned PSUs shall be settled solely by means of a cash payment made directly to the Participant by the Affiliate in India that employs the Participant. The grant of PSUs does not provide any right for the Participant to receive shares of Common Stock.
Exchange Control Information. The Participant must repatriate to India the proceeds from the sale of shares acquired at vesting and any dividends received in relation to the shares within 90 days after receipt. The Participant must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (the “FIRC”) from the bank where the Participant deposited the foreign currency. The Participant must retain the FIRC in the Participant’s records to present to the Reserve Bank of India or the Participant’s Employer in the event that proof of repatriation is requested. The Participant personally is responsible for ensuring compliance with the local exchange control rules and should consult with the Participant’s personal legal advisor for additional information about such rules and obligations.

Foreign Assets Reporting Information. The Participant is required to declare the Participant’s foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in the Participant’s annual tax return. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
Italy
Plan Document Acknowledgment. In accepting the grant of PSUs, the Participant acknowledges that the Participant has received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety, and fully understand and accept all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following Sections in the Agreement and Appendix A:

•	Section 3 (Terms and Conditions)

•	Section 4 (Noncompetition)

•	Section 5 (Wrongful Solicitation)

•	Section 6 (Confidentiality; Specific Performance)

•	Section 18 (Investment Representation)

•	Section 19 (Entire Agreement; Language; Governing Law)

•	Section 23(e) (Clawback Policy)

•	Appendix A, Section I (Nature of Grant)

•	Appendix A, Section I (Payment of Taxes)

•	Appendix A, Section III (Data Privacy Notice)
Malaysia

Director Notification Obligation. If the Participant is a director of a Malaysian Subsidiary or Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Participant receives or dispose of an interest (e.g., an award under the Plan or shares of Common Stock) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

Insider-Trading Information. The Participant should be aware of the Malaysian insider-trading rules, which may impact the Participant’s acquisition or disposal of shares or rights to shares under the Plan. Under the Malaysian insider-trading rules, the Participant is prohibited from acquiring or selling shares or rights to shares (e.g., an award under the Plan) when the Participant is in possession of information which is not generally available and which the Participant knows or should know will have a material effect on the price of shares once such information is generally available.

Data Privacy Consent. The following provision replaces Section II of this Appendix A.

I hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and Appendix and any other Plan grant materials by and among, as applicable, the Employer, the Company and any of its other Subsidiaries or Affiliates or any third parties authorized by the same in assisting in the implementation, administration and management of my participation in the Plan.
I may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of my participation in the Plan, details of all PSUs or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
I also authorize any transfer of Data, as may be required, to any external stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares acquired upon vesting of PSUs are deposited. I acknowledge that these recipients may be located in my country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to my country, which may not give the same level of protection to Data. I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize the Company, the external stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing my participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing my local human resources representative, whose contact details are Cheng Liang Heng, cl.heng@enersys.com.sg, Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant future PSUs or other equity awards to me or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Saya dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi saya seperti yang dinyatakan dalam Perjanjian dan Lampiran ini dan apa-apa bahan geran Pelan oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan mana-mana Anak Syarikat yang lain atau Syarikat Sekutu kami atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan saya dalam Pelan.
Sebelum ini, saya mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang saya, termasuk, tetapi tidak terhad kepada, nama saya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan saya dalam Pelan, butir-butir semua PSU atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah saya ("Data"), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Saya juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham luar yang lain sebagaimana yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan apa-apa saham yang diperolehi apabila PSU terletak hak. . Saya mengakui bahawa penerima-penerima ini mungkin berada di negara saya atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara saya, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Saya faham bahawa saya boleh meminta senarai nama dan alamat mana-mana penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan saya. Saya memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham luar dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Saya faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Saya faham bahawa saya boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan saya, di mana butir-butir hubungannya adalah Cheng Liang Heng, cl.heng@enersys.com.sg. Selanjutnya, saya memahami bahawa saya memberikan persetujuan di sini secara sukarela. Jika saya tidak bersetuju, atau jika saya kemudian membatalkan persetujuan saya, status pekerjaan atau perkhidmatan dan kerjaya saya dengan Majikan tidak akan terjejas; satunya akibat buruk jika saya tidak bersetuju atau menarik balik persetujuan saya adalah bahawa Syarikat tidak akan dapat memberikan PSU pada masa depan atau anugerah ekuiti lain kepada saya atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, saya faham bahawa keengganan atau penarikan balik persetujuan saya boleh menjejaskan keupayaan saya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan saya untuk memberikan keizinan atau penarikan balik keizinan, saya fahami bahawa saya boleh menghubungi wakil sumber manusia tempatan saya.

Mexico
Nature of Grant. The following provisions supplement Section I (Nature of Grant) of this Appendix A:
Acknowledgment of the Grant. In accepting the PSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, including this Appendix A, and that the Participant has reviewed the Plan and the Agreement, including this Appendix A, in its entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approve the terms and conditions of Section I (Nature of Grant) of this Appendix A, in which the following is clearly described and established:
(1)     The Participant’s participation in the Plan does not constitute an acquired right.
(2)     The Plan and the Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis.
(3)     The Participant’s participation in the Plan is voluntary.
(4)     Neither the Company nor any Subsidiary or Affiliate is responsible for any decrease in the value of the PSUs granted and/or the shares issued under the Plan.
Labor Law Acknowledgment and Policy Statement. In accepting the PSUs, the Participant expressly recognizes that the Company, with registered offices at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S de R.L. de CV (each, a “Mexican Subsidiary”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Participant’s employer, a Mexican Subsidiary, and do not form part of the conditions of the Participant’s employment and/or benefits provided by such Mexican Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that the Participant’s participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation in the Plan at any time, without any liability to the Participant.

Finally, the Participant hereby declares that the Participant does not reserve to himself or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or any benefits derived from the Plan; therefore, the Participant grants a full and broad release to the Company, its shareholders, officers, agents, legal representatives, and subsidiaries with respect to any claim that may arise.
Spanish Translation.
Reconocimiento de la subvención. Al aceptar el fuentes, el participante reconoce que el participante ha recibido una copia del plan y el acuerdo, incluyendo este apéndice a, y que el participante ha revisado el plan y el acuerdo, incluyendo este apéndice a, en su totalidad y comprender y aceptar plenamente todas las disposiciones del plan y del acuerdo, incluido el presente Apéndice A. El participante reconoce además que el participante ha leído y aprobado expresa y explícitamente los términos y condiciones de la sección I (naturaleza de la concesión) del presente apéndice a, en el que se describen y establecen claramente los siguientes:
(1) la participación del participante en el plan no constituye un derecho adquirido.
(2) el plan y la participación del participante en el plan son ofrecidos por la compañía sobre una base totalmente discrecional.
(3) la participación del participante en el plan es voluntaria.
(4) ni la compañía ni ningún subsidiario o afiliado es responsable de cualquier disminución
Reconocimiento de la ley laboral y declaración de política. Al aceptar el fuentes, el participante reconoce expresamente que la compañía, con domicilio social en 2366 BERNVILLE Road, Reading, Pennsylvania 19605, Estados Unidos de América, es el único responsable de la administración del plan y que el La participación del participante en el plan y la adquisición de acciones no constituye una relación de empleo entre usted y la empresa, ya que el participante participa en el plan de manera totalmente comercial y el único empleador del participante es EnerSys de México, s.a. de CV, PowerSonic, s.a. de CV o Yecoltd, S de R.L. de CV (cada una, una "filial mexicana"). Basándose en lo anterior, el participante reconoce expresamente que el plan y los beneficios que el participante puede derivar de la participación en el plan no establecen ningún derecho entre el participante y el empleador del participante, una filial mexicana, y no forman parte de las condiciones del empleo del participante y/o los beneficios proporcionados por dicha filial mexicana, y cualquier modificación del plan o su terminación no constituirá un cambio o deterioro de los términos y condiciones del Empleo.
El participante entiende además que la participación del participante en el plan es el resultado de una decisión unilateral y discrecional de la compañía; por lo tanto, la compañía se reserva el derecho absoluto de enmendar y/o suspender la participación del participante en el plan en cualquier momento, sin ninguna responsabilidad para con el participante.

Por último, el participante declara que el participante no se reserva a sí mismo ninguna acción o derecho de presentar reclamación alguna contra la compañía por cualquier indemnización o daño relacionado con cualquier disposición del plan o cualquier beneficio derivado del plan; por lo tanto, el participante otorga una liberación completa y amplia a la compañía, sus accionistas, oficiales, agentes, representantes legales y subsidiarias con respecto a cualquier reclamación que pueda surgir.
Netherlands
Waiver of Termination Rights. The Participant waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Participant’s ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.
Poland
Exchange Control Information. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. If the Participant transfers funds in excess of €15,000 into Poland in connection with the sale of shares of Common Stock under the Plan, the funds must be transferred via a bank account. The Participant is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred. If the Participant holds shares of Common Stock acquired under the Plan and/or maintain a bank account abroad, the Participant will have reporting duties to the National Bank of Poland. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
Singapore
Sale Restriction. The Participant expressly agrees that any shares of Common Stock received upon vesting will not be offered for sale or sold in Singapore prior to the six (6) month anniversary of the Date of Grant, unless such sale or offer in is made after pursuant to the exemption under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.
Securities Law Information. The grant of PSUs is being made in reliance on Section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements under the SFA and is not made to the Participant with a view to the shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Obligation. If the Participant is the Chief Executive Officer (“CEO”) or a director, alternate director, substitute director or shadow director of the Company’s Singapore Subsidiary or Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary or Affiliate in writing when the Participant receives an interest (e.g., PSUs or shares of Common Stock) in the Company or any Subsidiary or Affiliate. This notification must be made (a) within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate, or becoming the CEO or a director, associate director or shadow director, whichever occurs last, and (b) upon any change in a previously disclosed interest (e.g., sale of shares of Common Stock issued upon vesting and settlement of the PSUs).
Switzerland
Securities Law Information. The offer of the PSUs is considered a private offering in Switzerland and therefore is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the PSUs (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed or otherwise made publicly available in Switzerland or (c) has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
United Kingdom
PSUs Payable Only in Shares. Notwithstanding anything in the Agreement or the Plan to the contrary, the Participant’s PSUs shall be settled in shares of Common Stock only (and many not be settled in cash).
Tax Withholding. The following provision supplements Section I (Payment of Taxes) of this Appendix A:
The Participant expressly agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer and/or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) and the indemnification of the Company and the Employer is viewed as a loan, the Participant will be ineligible for such a loan to cover income tax. In the event that the Participant is a director or executive officer and income taxes are not collected from or paid by the Participant within ninety (90) days after the end of the tax year in which the event giving rise to the income tax obligation arose, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant acknowledges that the Participant will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for any employee NICs due on this additional benefit which may be recovered from the Participant by the Company or the Employer at any time thereafter by any of the means referred to herein.
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